ARTICLES OF AMENDMENT

BNY MELLON INVESTMENT GRADE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND: The name of the Corporation (hereinafter called the 'corporation') is BNY Mellon Investment Funds VII, Inc."

SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors and are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on May 6, 2022.

IN WITNESS WHEREOF, BNY Mellon Investment Grade Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

BNY MELLON INVESTMENT GRADE FUNDS, INC.

By:/s/ Jeff prusnofsky

Jeff Prusnofsky

Vice President

WITNESS:

/s/James Bitetto

James Bitetto

Secretary